                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59884
                              Zero Coupon Convertible Senior Debentures due 2021
                                                           CUSIP No. 629568 AE 6


                             NABORS INDUSTRIES, INC.

                 PROSPECTUS SUPPLEMENT NO. 7 DATED JUNE 10, 2002
                        TO PROSPECTUS DATED MAY 11, 2001

         The selling securityholders table on pages 10 and 11 of the prospectus, as previously supplemented, is amended by this supplement no. 7 to add the following entities as selling securityholders:

                                                           ZERO COUPON CONVERTIBLE
                                                             DEBENTURES DUE 2021                    SHARES OF COMMON STOCK
                                             --------------------------------------------------    -------------------------
SELLING SECURITYHOLDER                       AMOUNT HELD         % DEBENTURES       NUMBER OF      NUMBER OF     NUMBER OF
-----------------------                      BEFORE OFFERING     OUTSTANDING        SHARES HELD    SHARES        SHARES HELD
                                             AND OFFERED         BEFORE             BEFORE         OFFERED FOR   AFTER
                                             FOR SALE(1)         OFFERING           OFFERING       SALE(1, 2)    OFFERING(1)
                                             ---------------     -------------      -----------    -----------   -----------
Great-West Life
   & Annuity Insurance Company(3)            $  26,000,000          3.33%             325,427        183,937        141,490
Morgan Stanley Int'l Limited(4)              $  12,000,000          1.30%             126,633         84,894         41,739
Quattro Fund Ltd.                            $   3,000,000             *               21,223         21,223              0
Relative Value International
   Holdings, LLC                             $   6,000,000             *               42,447         42,447              0
The Travelers Insurance Company - Life(5)    $  25,000,000          1.81%             176,862        176,862              0



         The table is further amended to reduce the amounts beneficially owned and offered for sale by Allstate Life Insurance Company to $2,275,000.




------------------------------
  *     Less than 1%
 (1) Assumes all debentures or common stock issuable upon their conversion or repurchase are sold in the offering. Under such assumption, the amount of debentures to be owned by the holder of debentures after the completion of the offering is zero.
 (2) Assumes conversion of the full amount of debentures by each holder at the conversion rate of 7.0745 shares of common stock per $1,000 principal amount of debentures at maturity. In accordance with the Indenture, no fractional shares will be issued upon conversion.
 (3) Great-West Life & Annuity Insurance Company also owns $20,000,000 in the securities that were previously registered.
 (4) Morgan Stanley Int'l Limited also owns $5,900,000 in the securities that were previously registered. An affiliate of this securityholder, Morgan Stanley & Co. Incorporated, was the initial purchaser of these securities in the Rule 144A offering in which these securities were issued. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.
 (5) The Travelers Insurance Company - Life also owns $14,500,000 Nabors 6.8% senior notes due 2004.